Exhibit 99.1

Marvel will host a webcast today for all investors at 9:00 a.m. ET available at: www.Marvel.com/webcasts or www.earnings.com
MARVEL ACHIEVES RECORD RESULTS IN 2008:
MARVEL STUDIOS’ FILM SLATE LAUNCH DRIVES
2008 NET INCOME OF $206 MILLION AND EPS OF $2.61
New York, New York — February 24, 2009 — Marvel Entertainment, Inc. (NYSE: MVL), a global character-based entertainment and licensing company, today reported operating results for its fourth quarter ended December 31, 2008 and record net sales, net income and earnings per share for the full year 2008. Marvel also today reiterated its financial guidance for 2009.
For Q4 2008, Marvel reported net sales of $224.3 million and net income of $63.0 million, or $0.80 per diluted share, compared to net sales of $109.3 million and net income of $27.6 million, or $0.35 per diluted share, in Q4 2007. The improvement reflects recognition of $135.5 million in film production segment revenues principally associated with the DVD performance of Marvel’s Iron Man feature film. For the full year 2008, Marvel reported net sales of $676.2 million and net income of $205.5 million, or $2.61 per diluted share, compared to net sales of $485.8 million and net income of $139.8 million, or $1.70 per diluted share, in 2007. The revenue and net income growth principally reflects the contribution from Marvel Studios which released its first two feature films, Iron Man and The Incredible Hulk, in the summer of 2008.
Marvel Entertainment, Inc.
Segment Net Sales and Operating Income (Unaudited)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Licensing: Net Sales (1)	$55.3	$76.1	$292.8	$343.6
Operating Income (1)	36.9	47.5	242.3	255.5
Publishing: Net Sales	33.1	30.3	125.4	125.7
Operating Income	13.0	12.3	47.3	53.5
Film Production: Net Sales	135.5	—	254.6	—
Operating Income (Loss)	62.1	(3.1)	102.7	(7.5)
All Other: Net Sales (1)	0.4	2.9	3.4	16.5
Operating (Loss) (1)	(4.9)	(5.1)	(24.3)	(27.1)

TOTAL NET SALES	$224.3	$109.3	$676.2	$485.8

TOTAL OPERATING INCOME	$107.1	$51.6	$368.0	$274.4

(1)	Effective January 1, 2008, revenue and operating income from Marvel’s licensee, Hasbro, previously reported in the Toy segment is recorded within the Licensing segment and Marvel’s in-licensed toy lines are aggregated with corporate overhead in “All Other,” reflecting Marvel’s exit from the toy business during early 2008. Segment information for the prior-year periods has been reclassified accordingly.
Marvel’s Chairman, Morton Handel, commented, “Our fourth quarter and full year results reflect the benefits derived from our strategy to produce our own feature films. In addition to providing a substantial contribution to our operating results, our 2008 theatrical releases have raised the level of global awareness for Marvel and two of our key brands. We look forward to further building awareness of our characters with an active slate of TV animation, including Wolverine and the X-Men currently airing on Nicktoons, Iron Man: Armored Adventures, launching soon on Nicktoons, The Spectacular Spider-Man which will begin airing on Disney XD in March and Marvel Super Hero Squad which debuts this fall on Cartoon Network.

Marvel Entertainment Q4 2008 Results, 2/24/09	page 2 of 8
“Underscoring the strength of our financial performance is the growing worldwide prominence of, and consumer affinity for, the Marvel brand as well as our character brands. Marvel is keenly focused on developing our brands and on the partners we choose to work with around the world. This focus affects our decision-making across all of our businesses and is critical to driving long-term consumer demand for Marvel branded products and entertainment.
“A recent example of our partner focus was last week’s multi-year extension of our master toy license agreement with Hasbro, Inc. Hasbro has done a remarkable job with the Marvel Universe on a worldwide basis, and we are very pleased to extend our partnership with them.”
Fourth Quarter Segment Review:
•	Q4 ’08 Licensing Segment net sales were better than expected due to stronger than anticipated revenue from international licensing and Marvel’s Spider-Man feature film merchandising joint venture, Spider-Man L.P. Nonetheless, as expected, Q4 ‘08 results were below the year ago period in which the May 2007 release of Spider-Man 3 provided greater benefit. Reflecting the revenue decline, Licensing Segment operating income declined to $36.9 million in Q4 2008 from $47.5 million in Q4 2007. Licensing Segment operating margin for Q4 2008 and Q4 2007 was 67% and 62%, respectively. Q4 2007 operating margin was reduced by a charge of $11.5 million associated with talent participations claimed due by Sony regarding the JV. In Q2 2008, the $11.5 million claim was reduced by $8.3 million after Sony revised the amounts claimed.
Marvel Entertainment, Inc.
Licensing Sales by Division (Unaudited) (1)
(in millions)

	Three Months Ended		Twelve Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07
Domestic Consumer Products (2)	$27.9	$23.1	$125.6	$110.2
International Consumer Products	$18.8	$16.9	$85.9	$74.3
Spider-Man L.P. (Domestic and International)	$6.5	$22.7	$57.4	$122.0
Studio Licensing	$2.1	$13.4	$23.9	$37.1

Total Licensing Segment	$55.3	$76.1	$292.8	$343.6

(1)	Effective January 1, 2008, income from Marvel’s toy licensee, Hasbro, Inc., is reflected within Marvel’s Licensing segment in Domestic and International Consumer Products. The prior-year periods have been reclassified to reflect this treatment.

(2)	Domestic Consumer Products includes substantially all of Marvel’s global interactive licensing business.
•	Marvel’s Publishing Segment net sales increased 9%, or $2.8 million, to $33.1 million in Q4 2008 from $30.3 million in Q4 2007, principally reflecting a larger number of high profile titles being released in Q4 2008, as well as one extra week of sales in Q4 2008. Marvel’s major publishing events in 2008 took place in the final three quarters of the year versus major publishing events in 2007 which took place in the first three quarters of the year. Q4 2008 operating income increased 6% to $13.0 million, an operating margin of 39%, compared to 41% in Q4 2007. The decrease in operating margin reflects investments being made in Marvel’s digital media initiatives.
•	Marvel’s Film Production Segment recorded sales of $135.5 million in Q4 2008, primarily reflecting revenues related to the Iron Man DVD which was released September 30, 2008. Q4 2008 net sales also include Marvel producer fees for Iron Man and The Incredible Hulk. Against these revenues, Marvel amortized capitalized film production expenses of $68.9 million (based on Marvel’s estimate of each film’s expected “ultimate” performance), contributing $62.1 million to operating income. In Q4 ’07 there was no film production revenue, and there was an operating loss in the segment of $3.1 million, primarily reflecting non-capitalized film-production expenses.

Marvel Entertainment Q4 2008 Results, 2/24/09	page 3 of 8
•	Under the category All Other, Marvel had operating losses of $4.9 million and $5.1 million in the Q4 2008 and Q4 2007 periods, respectively. All Other in Q4 2008 and Q4 2007, respectively, included $0.4 million and $2.9 million in revenue, and $0.3 million and $0.6 million in operating income related to the wind-down of Marvel’s former toy operations, as well as corporate overhead of $7.2 million and $5.7 million, respectively.
Balance Sheet and Cash Use Update:
Marvel experienced strong cash collections in Q4 2008, principally related to licensing activity. As of December 31, 2008, Marvel had cash and equivalents and short-term investments of $182.0 million (including $43.6 million in restricted cash) and no outstanding borrowings under its $100 million line of credit with HSBC Bank. Marvel’s aggregate outstanding film-related borrowings increased to $213 million at year end 2008, from $182 million at September 30, 2008, as Marvel borrowed $30.7 million to fund the film slate’s liquidity reserve as required by the original financing agreements and for Q4 2008 interest expense paid in Q1 2009. Cash receipts related to Iron Man DVD revenues recorded in Q4 2008, were received in Q1 2009.
During Q4 2008, Marvel repurchased 20,499 shares of its common stock for a total of approximately $0.5 million ($24.80 per share). For the full year 2008, Marvel repurchased 434,708 shares for an aggregate of approximately $10.5 million, or approximately $24.05 per share. The Company has $121.1 million remaining under its share repurchase authorizations. Also during 2008 Marvel repurchased all of the $60 million in outstanding Mezzanine notes under its film slate facility. Marvel’s repurchase of the entire Mezzanine tranche, which bears interest at LIBOR plus 7% and is the highest-cost piece of the film facility, significantly reduces future net interest expense.
Marvel Studios Entertainment Pipeline
(scheduled release dates are subject to change)
Self-Produced Feature Film Line-Up — Scheduled for Release

Title	Studio	Status
Iron Man 2	Marvel	Scheduled for May 7, 2010 release
Thor	Marvel	Scheduled for July 16, 2010 release
The First Avenger: Captain America	Marvel	Scheduled for May 6, 2011 release
The Avengers	Marvel	Scheduled for July 15, 2011 release
Licensed Feature Film Line-Up

Studio/
Title	Distributor	Status
X-Men Origins: Wolverine	Fox	Scheduled for May 1, 2009 release
Self-Produced Animated TV Series Line-Up

Title	Studio	Status
Super Hero Squad	Marvel Animation	26, 30-minute episodes in production with Film Roman; scheduled for Q3 2009 release on Cartoon Network
The Avengers: Earth’s Mightiest Heroes	Marvel Animation	26, 30-minute episodes in production with Film Roman; scheduled for Q3 2011 release

Marvel Entertainment Q4 2008 Results, 2/24/09	page 4 of 8
Licensed Animated TV Series Line-Up

Title	Studio	Status
Fantastic Four: World’s Greatest Heroes	Moonscoop SAS (France)	26, 30-minute episodes airing internationally and on Marvel.com and Marvelkids.com
Spectacular Spider-Man	Culver Studios (U.S.)	Will air on Disney XD in the U.S. beginning in March and currently airing on various networks internationally
Wolverine and the X-Men	Marvel Animation / First Serve Toonz (India)	52, 30-minute episodes. Episodes 1-26 are currently airing on Nicktoons in the U.S. and are on air internationally. Episodes 27-52 are currently in pre-production
Black Panther	Marvel Animation / BET	8, 30-minute episodes in production; scheduled for Q2 2009 release on BET
Iron Man: Armored Adventures	Marvel Animation / Method Films (France)	26, 30-minute episodes in production; scheduled for Q2 2009 release in the U.S. on Nicktoons and various networks internationally
Licensed Animated Direct-to-DVD Projects

Title	Studio	Status
Next Avengers: Heroes of Tomorrow	Lionsgate	Released September 2, 2008
Hulk Vs.	Lionsgate	Released January 13, 2009
Thor: Son of Asgard	Lionsgate	Scheduled for September 2009 release
Licensed Broadway Stage Project

Title	Producers	Status
Spider-Man, the Musical, Julie Taymor director; music & lyrics by U2’s Bono and The Edge	Hello Entertainment/David Garfinkle, Martin McCallum, Marvel Entertainment/ David Maisel, Sony Pictures Entertainment and Jeremiah Harris	Slated for a February 2010 opening
2009 Financial Guidance:
Today Marvel reiterated the 2009 financial guidance that it initially provided on November 4, 2008. Marvel’s 2009 financial guidance reflects the recognition of a modest portion of remaining Iron Man DVD revenue during the first half of the year with initial pay TV revenue expected in the second half of the year. Marvel’s 2009 financial guidance also reflects the recognition of the majority of The Incredible Hulk DVD revenue during the first half of the year with initial pay TV revenue expected in the second half of the year. Marvel anticipates that Licensing segment revenue will decline in 2009, reflecting an approximately $50 million decrease in licensing revenue related to Spider-Man L.P. in 2009 versus 2008 and lower domestic and international licensing revenue as Marvel will not have any of its own film slate releases during the year. Further, 2008 licensing results included approximately $20 million in one-time gains from settlements. The low end of Marvel’s 2009 financial guidance continues to reflect a discount of 10-15% related to the potential impact on Marvel’s business of the global economic challenges.
Marvel Entertainment — Financial Guidance
(in millions, except per-share amounts)

	2009	2008
	Guidance	Actual
Net sales	$415 - $460	$676
Net income	$80 - $105	$206
Diluted EPS	$1.00 - $1.35	$2.61

Marvel Entertainment Q4 2008 Results, 2/24/09	page 5 of 8
Primary Assumptions for 2009 Financial Guidance:
•	The Licensing segment is expected to contribute net sales of approximately $180 million — $200 million in 2009 with an operating margin of approximately 70 — 74%.
•	The Film Production segment is expected to contribute revenues of approximately $120 million — $135 million in 2009 and to generate an operating margin of approximately 12% — 18%.
•	The Publishing segment is expected to contribute net sales of approximately $115 million - $125 million in 2009, with an operating margin of approximately 31% — 35%, reflecting approximately $6 million in ongoing investments in digital media initiatives.
•	Corporate overhead is expected to approximate $30 million in 2009, in line with 2008.
•	Marvel anticipates an effective tax rate of 40.5% in 2009.
•	Marvel’s guidance is based on 78.9 million diluted shares for 2009 and does not reflect any future share repurchase activity.
Marvel cautions investors that variations in the timing of licenses and entertainment events, the timing of their revenue recognition, and their level of success result in variations and uncertainty in forecasting Marvel’s financial results. These factors could have a material impact on year-over-year annual and sequential quarterly results comparisons as well as on Marvel’s ability to achieve its financial guidance.
About Marvel Entertainment, Inc.
Marvel Entertainment, Inc. is one of the world’s most prominent character-based entertainment companies, built on a proven library of over 5,000 characters featured in a variety of media over seventy years. Marvel utilizes its character franchises in licensing, entertainment (via Marvel Studios and Marvel Animation) and publishing (via Marvel Comics). Marvel’s strategy is to leverage its franchises in a growing array of opportunities around the world, including feature films, consumer products, toys, video games, animated television, direct-to-DVD and online. For more information visit www.marvel.com.
Except for any historical information that they contain, the statements in this news release regarding Marvel’s plans are forward-looking statements that are subject to certain risks and uncertainties, including exposure to the current economic recession, exposure to tightening credit markets, financial difficulties of Marvel’s licensees, a decrease in the level of media exposure or popularity of Marvel’s characters, changing consumer preferences, delays and cancellations of movies and television productions based on Marvel characters, and concentration of Marvel’s toy licensing with one licensee.
In addition, the following factors, among others, could cause the financial performance of Marvel’s film production operations to differ materially from that expressed in any forward-looking statements: (i) Marvel Studios’ potential inability to attract and retain creative talent, (ii) key film talent’s potentially becoming incapacitated or suffering reputational damage, (iii) the potential lack of popularity of Marvel’s films, (iv) the expense associated with producing films, (v) union activity or other events which could interrupt film production, including strikes by Hollywood writers, directors and actors, (vi) changes or disruptions in the way films are distributed, including a decline in the DVD market, (vii) piracy of films and related products, (viii) Marvel Studios’ dependence on a single distributor for its self-produced films, (ix) that Marvel will depend on its film distributors for information related to the accounting of film-production activities, (x) Marvel’s potential inability to meet the conditions necessary for an initial funding of a film under Marvel’s $525 million film slate facility, (xi) Marvel’s potential inability to obtain financing to make more than four films if an interim asset test related to the economic performance of the film slate is not satisfied, (xii) cash flows from our films potentially being insufficient to pay our film facility interest costs, (xiii) fluctuations in reported income or loss related to the accounting of film-production activities and (xiv) a possible default by one of the lending banks in our film facility.
These and other risks and uncertainties are described in Marvel’s filings with the Securities and Exchange Commission, including Marvel’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

For further information contact:

Robert Steffens — SVP Financial Analysis Marvel Entertainment, Inc. (212) 576-4068 rsteffens@marvel.com	David Collins, Richard Land Jaffoni & Collins 212/835-8500 mvl@jcir.com

Marvel Entertainment Q4 2008 Results, 2/24/09	page 6 of 8
MARVEL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in thousands, except per share amounts)

Net sales	$224,252	$109,288	$676,177	$485,807

Costs and expenses:
Cost of revenues (excluding depreciation expense)	83,344	14,022	191,519	60,933
Selling, general and administrative	34,331	42,488	138,506	147,118
Depreciation and amortization	395	1,301	1,559	5,970

Total costs and expenses	118,070	57,811	331,584	214,021
Other income, net	900	150	23,381	2,643

Operating income	107,082	51,627	367,974	274.429
Interest expense	4,756	3,934	18,984	13,756
Interest income	780	580	3,592	2,559
Gain on repurchase of debt	—	—	1,916	—

Income before income tax expense and minority interest	103,106	48,273	354,498	263,232
Income tax expense	(38,757)	(19,318)	(133,180)	(98,908)
Minority interest in consolidated joint venture	(1,342)	(1,329)	(15,783)	(24,501)

Net income	$63,007	$27,626	$205,535	$139,823

Basic and diluted net income per share:
Weighted average shares outstanding:
Weighted average shares for basic earnings per share	78,408	76,292	78,062	79,751
Effect of dilutive stock options and restricted stock	451	2,153	602	2,716

Weighted average shares for diluted earnings per share	78,859	78,445	78,664	82,467

Net income per share:
Basic	$0.80	$0.36	$2.63	$1.75

Diluted	$0.80	$0.35	$2.61	$1.70

Comprehensive income:
Net income	$63,007	$27,626	$205,535	$139,823
Other comprehensive loss	(102)	(182)	(1,222)	(962)

Comprehensive income	$62,905	$27,444	$204,313	$138,861

Marvel Entertainment Q4 2008 Results, 2/24/09	page 7 of 8
MARVEL ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,
	2008	2007
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$105,335	$30,153
Restricted cash	43,647	20,836
Short-term investments	32,975	21,016
Accounts receivable, net	144,487	28,679
Inventories, net	11,362	10,647
Income tax receivable	2,029	10,882
Deferred income taxes, net	34,072	21,256
Prepaid expenses and other current assets	5,135	4,245

Total current assets	379,042	147,714

Fixed assets, net	3,432	2,612
Film inventory	181,564	264,817
Goodwill	346,152	346,152
Accounts receivable, non—current portion	1,321	1,300
Income tax receivable, non—current portion	5,906	4,998
Deferred income taxes, net	13,032	37,116
Deferred financing costs	5,810	11,400
Advances to joint venture partner	870	—
Other assets	455	1,249

Total assets	$937,584	$817,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,025	$3,054
Accrued royalties	76,580	84,694
Accrued expenses and other current liabilities	40,635	37,012
Deferred revenue	81,335	88,617
Film facilities	204,800	42,264
Minority interest to be distributed	—	556

Total current liabilities	405,375	256,197
Accrued royalties, non-current portion	10,499	10,273
Deferred revenue, non-current portion	48,939	58,166
Film facilities, non-current portion	8,201	246,862
Income tax payable, non-current portion	59,267	54,066
Other liabilities	8,612	10,291

Total liabilities	540,893	635,855

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 134,397,258 issued and 78,408,082 outstanding in 2008 and 133,179,310 issued and 77,624,842 outstanding in 2007	1,344	1,333
Additional paid-in capital	750,132	728,815
Retained earnings	555,125	349,590
Accumulated other comprehensive loss	(4,617)	(3,395)

Total stockholders’ equity before treasury stock	1,301,984	1,076,343
Treasury stock, at cost, 55,989,176 shares in 2008 and 55,554,468 shares in 2007	(905,293)	(894,840)

Total stockholders’ equity	396,691	181,503

Total liabilities and stockholders’ equity	$937,584	$817,358

Marvel Entertainment Q4 2008 Results, 2/24/09	page 8 of 8
MARVEL ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Years Ended December 31,
	2008	2007
	(in thousands)

Cash flows from operating activities:
Net income	$205,535	$139,823
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,559	5,970
Amortization of film inventory	135,339	—
Gain on repurchase of debt	(1,916)	—
Amortization of deferred financing costs	4,981	4,980
Unrealized loss on interest rate cap and foreign currency forward contracts	1,008	915
Non-cash charge for stock based compensation	6,192	7,926
Excess tax benefit from stock-based compensation	(8,734)	(2,454)
Impairment of long term assets	1,663	1,301
Deferred income taxes	11,500	1,161
Minority interest of joint venture (net of distributions of $16,743 in 2008 and $14,751 in 2007)	(960)	9,750
Changes in operating assets and liabilities:
Accounts receivable	(115,829)	42,292
Inventories	(715)	(423)
Income tax receivable	—	30,963
Prepaid expenses and other current assets	(890)	2,986
Film inventory	(53,135)	(251,045)
Other assets	(214)	(46)
Deferred revenue	(16,509)	(28,956)
Income taxes payable	21,151	17,820
Accounts payable, accrued expenses and other current liabilities	(8,738)	10,431

Net cash provided by (used in) operating activities	181,288	(6,606)

Cash flow used in investing activities:
Purchases of fixed assets	(2,384)	(2,169)
Expenditures for product and package design	—	(490)
Proceeds from sales of equipment	—	—
Sales of short—term investments	66,055	333,380
Purchases of short—term investments	(78,014)	(354,396)
Change in restricted cash	(22,811)	(12,309)

Net cash used in investing activities	(37,154)	(35,984)

Cash flow (used in) provided by financing activities:
Borrowings from film facilities	106,300	255,926
Repayments of film facilities	(180,509)	—
Borrowings from line of credit	—	2,000
Repayments of line of credit	—	(19,000)
Deferred financing costs	—	(609)
Purchase of treasury stock	(10,453)	(211,954)
Exercise of stock options	8,572	12,060
Excess tax benefit from stock-based compensation	8,734	2,454

Net cash (used in) provided by financing activities	(67,356)	40,877

Effect of exchange rates on cash	(1,596)	(79)

Net increase (decrease) in cash and cash equivalents	75,182	(1,792)
Cash and cash equivalents, at beginning of year	30,153	31,945

Cash and cash equivalents, at end of year	$105,335	$30,153

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